Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 9, 2002, except for Note 13, for which the date is May 8, 2003, except for Note 16, for which the date is November 3, 2003, and except for Note 15, for which the date is December 11, 2003, in the Registration Statement (Form S-1 Amendment No. 1) and the related Prospectus of Compass Minerals International, Inc. (formerly Salt Holdings Corporation) for the registration of shares of its common stock.

/s/    Ernst & Young LLP

Kansas City, Missouri

June 25, 2004